Exhibit 12


                              Cytec Industries Inc.
               Computation of Ration of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                                                 Year ended December 31,
                                                                    ---------------------------------------------------
                                                                            2003              2002             2001
                                                                    ----------------- ---------------- ----------------

Earnings before income taxes, equity in earnings of
   associated companies, cumulative effect of accounting change            $  119.2         $  104.1         $  101.0
and extraordinary item
Add:
   Distributed income of associated companies                                   5.4              0.6              2.4
   Amortization of capitalized interest                                         0.4              0.3              0.2
   Fixed charges                                                               24.4             26.5             27.0
Less:
   Capitalized interest                                                        (1.3)            (1.0)            (0.7)
                                                                    ----------------- ---------------- ----------------

Earnings as adjusted                                                       $  148.1         $  130.5         $  129.9
                                                                    ----------------- ---------------- ----------------

Fixed charges:
   Interest on indebtedness including amortized
    premiums, discounts and deferred financing costs                       $   21.3         $   22.9         $   23.4
   Portion of rents representative of the interest factor                       3.1              3.6              3.6
                                                                    ----------------- ---------------- ----------------

Fixed charges                                                              $   24.4         $   26.5         $   27.0
                                                                    ----------------- ---------------- ----------------

Ratio of earnings to fixed charges                                              6.1              4.0              4.8
-----------------------------------------------------------------------------------------------------------------------
